Exhibit 21

LIST OF SUBSIDIARIES

•	Wyoming Financial Lenders, Inc., a Wyoming corporation wholly owned by URON Inc.

•	National Cash & Credit, LLC, a Minnesota limited liability company wholly owned by URON Inc.